Exhibit 5.1

GRAY, PLANT, MOOTY,

MOOTY & BENNETT, P.A.

80 SOUTH EIGHTH STREET

500 IDS CENTER

MINNEAPOLIS, MN 55402

January 18, 2018

Golden Entertainment, Inc.

6595 S. Jones Blvd

Las Vegas, NV 89118

Ladies and Gentlemen:

We have acted as special counsel to Golden Entertainment, Inc., a Minnesota corporation (the “Company”), in connection with the proposed issuance of up to 975,000 shares of common stock, $0.01 par value per share, issuable upon exercise of the underwriters’ option to purchase shares (the “Shares”). The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), declared effective by the Securities and Exchange Commission (the “Commission”) on January 16, 2018 (Registration No. 333–221590) (the “Registration Statement”), a base prospectus dated January 10, 2018 included in the Registration Statement (the “Base Prospectus”), and a prospectus supplement dated January 16, 2018 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement dated January 18, 2018 by and among J.P. Morgan Securities LLC, and Morgan Stanley Co. LLC, as representatives of the several underwriters listed on Schedule 1 thereto, the stockholders named in Schedule 2 thereto, and the Company (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Minnesota Business Corporation Act (the “MBCA”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the MBCA.

GRAY, PLANT, MOOTY & BENNETT, P.A.

A FULL-SERVICE LAW FIRM

MINNEAPOLIS, MN ● ST. CLOUD, MN ● WASHINGTON, DC ● FARGO, ND

WWW. GPMLAW.COM

January 18, 2018

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to you filing this opinion as an exhibit to the Company’s Form 8-K dated January 19, 2018 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ GRAY, PLANT, MOOTY, MOOTY & BENNETT, P.A.